AMENDED AND RESTATED

EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

THIS AGREEMENT, as amended and restated November 16, 2017, by and between EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP (the “Adviser”) and EQUINOX FUNDS TRUST (the “Trust”), on behalf of certain series of the Trust set forth on Schedule A hereto (each a “Fund,” and collectively, the “Funds”).

WHEREAS, the Parties wish to amend their original agreement dated January 25, 2011, as assigned pursuant to the Transfer and Assumption Agreement dated August 21, 2015.

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Funds’ operating expenses to ensure that a Fund’s total annual operating expenses, excluding taxes, interest, extraordinary items, “Acquired Fund Fees and Expenses” and brokerage commissions, do not exceed the levels set forth on Schedule A hereto; and

WHEREAS, effective November 16, 2017, the Adviser desires to amend and restate this Agreement and corresponding Schedule A which sets forth the certain series of the Trust that are parties to this Agreement;

NOW, THEREFORE, the parties agree as follows:

Fee Reduction/Reimbursement. The Adviser agrees that from the effective date of this Agreement until the termination date set forth on Schedule A hereto with respect to a Fund, it will reduce its compensation and/or reimburse certain expenses for such Fund, to the extent necessary to ensure that such Fund’s total annual operating expenses, excluding taxes, interest, extraordinary items, “Acquired Fund Fees and Expenses” (as defined in Form N-1A) and brokerage commissions, do not exceed the contractual limits on Fund Operating Expenses set forth on Schedule A.

Fee Recovery. The Adviser shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, which shall not be unreasonably withheld, such amounts for a period of up to three (3) years from the date on which the Adviser reduced its compensation and/or assumed expenses for a Fund.

Term. This Agreement shall terminate with respect to a Fund listed on Schedule A on the dates listed on Schedule A or at an earlier date upon the discretion of the Board of Trustees of the Trust upon 60 days’ written notice to the Adviser, unless extended, terminated, modified or revised by the mutual agreement of the parties by amending Schedule A to this Agreement or otherwise as provided for in writing.

Executed as of the date first set forth above.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President & CEO

EQUINOX FUNDS TRUST, on behalf of each Fund

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President

Amended and Restated Schedule A

Dated November 16, 2017

to the

Expense Limitation/Reimbursement Agreement dated January 25, 2011, between

Equinox Funds Trust And Equinox Funds Management, LLC, as Assigned pursuant to the Transfer and Assumption Agreement dated August 21, 2015, between Equinox

Fund Management, LLC and Equinox Institutional Asset Management, LP

Fund	Class	Contractual Limit on Total Annual Operating Expenses	Effective Date	Termination Date
Equinox Chesapeake Strategy Fund	A	2.10%	Commencement of Operations	January 31, 2019
	C	2.85%
	I	1.85%
Equinox Crabel Strategy Fund	I	1.10%	Commencement of Operations	January 31, 2019
		2.00%	January 31, 2019	January 31, 2028
Equinox BH-DG Strategy Fund	I	1.10%	Commencement of Operations	January 31, 2019
		2.00%	January 31, 2019	January 31, 2028
Equinox Systematica Macro Fund (formerly Equinox BlueCrest Systematic Macro Fund)	I	0.79%		July 31, 2018

This Amended and Restated Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President & CEO

EQUINOX FUNDS TRUST, on behalf of each Fund

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President